Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: A. Brad Delco
615 J.B. Hunt Corporate Drive	Vice President – Finance & Investor Relations
Lowell, Arkansas 72745	(479) 820-2723
(NASDAQ: JBHT)

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES, NET EARNINGS AND EARNINGS PER SHARE

FOR BOTH THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2020

■ Fourth Quarter 2020 Revenue:	$2.74 billion; up 12%
■ Fourth Quarter 2020 Operating Income:	$207.7 million; up 1%
■ Fourth Quarter 2020 EPS:	$1.44 vs. $1.35; up 7%

■ Full Year 2020 Revenue:	$9.64 billion; up 5%
■ Full Year 2020 Operating Income:	$713.1 million; down 3%
■ Full Year 2020 EPS:	$4.74 vs. $4.77; down 1%

LOWELL, Ark., January 19, 2021 - J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT) announced fourth quarter 2020 net earnings of $154.0 million, or diluted earnings per share of $1.44 vs. fourth quarter 2019 net earnings of $144.7 million, or $1.35 per diluted share.

Total operating revenue for the current quarter was $2.74 billion, compared with $2.45 billion for the fourth quarter 2019. Revenue growth in the quarter was driven primarily by our Integrated Capacity Solutions (ICS) and Truck (JBT) segments, which grew 56% and 50% respectively, as both segments were able to leverage capacity in the marketplace for J.B. Hunt 360°® for our customers during the quarter. Final Mile Services (FMS) revenue grew 30%, driven by the December 2019 acquisition and new contractual business onboarded throughout 2020. Dedicated (DCS) revenue grew 3%, primarily from a 9% increase in loads and a modest increase in the fleet. Revenue growth was partially offset by a 1% decline in revenue in Intermodal (JBI), and a 34% decline in fuel surcharge revenue. Current quarter total operating revenue, excluding fuel surcharges, increased approximately 18% vs. the comparable quarter 2019.

Total freight transactions in the Marketplace for J.B. Hunt 360° increased to $468 million in the fourth quarter 2020 compared to $289 million in the prior year quarter. ICS revenue on the platform increased to $387 million with an approximate 27% increase in volume versus the year ago period. JBI and JBT executed approximately $40 million and $41 million, respectively, of their third-party dray and independent contractor costs through the freight platform during the quarter.

Operating income for the current quarter totaled $207.7 million vs. $205.1 million for the fourth quarter 2019. The benefit from increased revenue was offset with cost increases in rail and other third-party purchase transportation costs, including outsource dray costs; increases in driver wages and recruiting costs, investments in technology spend on new applications and legacy operating systems, higher salary and wage expenses for non-driving personnel, and higher group medical expense.

Interest expense in the current quarter decreased primarily from lower interest rates from fourth quarter 2019. The fourth quarter effective tax rates for 2020 and 2019 were 22.0% and 24.8%, respectively. The annual effective tax rates for 2020 and 2019 were 24.0% and 24.2%, respectively. We expect our 2021 annual tax rate to be between 24.0% and 25.0%.

Segment Information:

Intermodal (JBI)

■     Fourth Quarter 2020 Segment Revenue:      $1.25 billion; down 1%

■     Fourth Quarter 2020 Operating Income:      $110.8 million; down 16%

JBI total volumes increased 1% over the same period in 2019. Transcontinental loads grew by 1% and eastern network loads were flat compared to the fourth quarter 2019. Volumes in the quarter continued to be heavily constrained by rail congestion and service issues stemming from elevated demand levels and labor challenges in rail, truck and customer operations that escalated into the mid-to-late part of December. Segment revenue decreased 1%, reflecting the 1% increase in volume offset by a 2% decrease in revenue per load, which is a result of the combination of freight mix, customer rates, and fuel surcharges. Revenue per load excluding fuel surcharge revenue was up 4% year over year.

Operating income decreased 16% from the prior year period. The decline in operating income is primarily attributable to lost productivity and higher costs across rail, truck and customer operations associated with congestion and service disruptions stemming from strong demand, general labor tightness, and other challenges attributable to COVID-19. Specific to JBI, greater utilization and costs related to 3rd party drayage capacity, higher costs to attract and retain drivers, and increased group medical expense also contributed to the decline. The current period ended with approximately 98,700 units of trailing capacity and approximately 5,660 power units in the dray fleet.

Dedicated Contract Services (DCS)

■     Fourth Quarter 2020 Segment Revenue:      $568 million; up 3%

■     Fourth Quarter 2020 Operating Income:      $77.6 million; up 4%

DCS revenue increased 3% during the current quarter over the same period 2019. Productivity (revenue per truck per week) increased approximately 1% vs. 2019. Productivity excluding fuel surcharge revenue increased approximately 4% from a year ago primarily from higher utilization of assets, contracted indexed-based price escalators, and less equipment idled in the quarter. A net additional 132 revenue producing trucks, 188 net additions sequentially from third quarter 2020, were in the fleet by the end of the quarter. Customer retention rates remain above 98%.

Operating income increased 4% over the prior year quarter. The benefits from increased productivity of assets, reduced driver turnover and lower travel and entertainment expenses were partially offset by increases in driver wages and recruiting costs partially related to recent customer start-up accounts, higher salary and wages for non-driver personnel, and group medical cost increases.

Integrated Capacity Solutions (ICS)

■     Fourth Quarter 2020 Segment Revenue:      $587 million; up 56%

■     Fourth Quarter 2020 Operating Income:     $5.6 million; compared to $(11.8) million Operating Loss in 4Q’19

ICS revenue increased 56% in the current quarter vs. the fourth quarter 2019. Revenue growth was driven primarily from a 39% increase in revenue per load which was favorably impacted by freight mix changes and higher spot and contractual rates as compared to the fourth quarter 2019. Segment volumes increased 13%, with truckload volumes increasing at a rate greater than 20% in the quarter vs. the prior year period. Contractual volumes represented approximately 51% of the total load volume and 35% of the total revenue in the current quarter compared to 66% and 54%, respectively, in fourth quarter 2019. Of the total reported ICS revenue, approximately $387 million was executed through the Marketplace for J.B. Hunt 360° compared to $225 million in fourth quarter 2019.

Operating income increased to $5.6 million compared to an operating loss of $11.8 million in the fourth quarter of 2019. Benefits from increased scale in the marketplace for J.B Hunt 360° platform, combined with higher gross margins, were partially offset by higher personnel and technology investments as compared to the same period of 2019. Gross profit margins increased to 10.8% in the current period versus 10.6% in the prior year period. ICS carrier base increased 19% year over year.

Final Mile Services (FMS)

■     Fourth Quarter 2020 Segment Revenue:      $213 million; up 30%

■     Fourth Quarter 2020 Operating Income:      $5.5 million; up 12%

FMS revenue increased 30% compared to the same period 2019. Stop count within FMS increased 42% during the current quarter vs. a year ago, primarily from the December 2019 acquisition and the addition of multiple customer contracts implemented throughout 2020. Productivity, defined as revenue per stop, decreased approximately 9% compared to the prior year period primarily from a shift in the mix of business between asset and asset-light operations.

Operating income increased 12% over the prior year quarter driven primarily by increases in revenue, which was partially offset by investments in service quality performance controls across the network, increased insurance and claims costs, higher bad debt expense, and increases in group medical expense.

Truck (JBT)

■     Fourth Quarter 2020 Segment Revenue:      $140 million; up 50%

■     Fourth Quarter 2020 Operating Income:      $8.4 million; up 32%

JBT revenue increased 50% in the quarter compared to the same period in 2019. Revenue excluding fuel surcharge revenue increased 58% as a result of a 23% increase in load count and a 28% increase in revenue per load excluding fuel surcharge revenue compared to a year ago. Load count growth was primarily driven from the continued expansion of 360box which leverages the J.B. Hunt 360° platform to access a greater amount of capacity for customers. Revenue per loaded mile excluding fuel surcharge revenue increased approximately 19% year-over-year while comparable contractual customer rates were up approximately 5% compared to the same period 2019. At the end of the period, JBT operated 1,769 tractors and 8,567 trailers compared to 1,831 and 6,975 one year ago, respectively.

Operating income increased 32% compared to the same quarter 2019. Benefits from increased load counts and revenue per load were partially offset by increases in purchased transportation expense. In addition, higher salary and wage expenses for non-driving personnel and increased investment in technology, related to the expansion of 360box, weighed on operating income performance.

Cash Flow and Capitalization:

At December 31, 2020, we had total debt outstanding of $1.31 billion outstanding on various debt instruments which is comparable to the total debt levels at December 31, 2019, and September 30, 2020.

Our net capital expenditures for 2020 approximated $601 million vs. $688 million in 2019. At December 31, 2020, we had cash and cash equivalents of $313 million.

In the fourth quarter 2020, we purchased approximately 144,000 shares of our common stock for approximately $17 million. At December 31, 2020, we had approximately $503 million remaining under our share repurchase authorization. Actual shares outstanding at December 31, 2020, approximated 105.7 million.

Conference Call Information:

The Company will hold a conference call today from 4:00–5:15 pm CT to discuss the quarterly earnings. To participate in the call, dial 1-833-397-0851 (domestic) or 516-575-8759 (international) 15 minutes prior to the start of the call and provide the following conference ID: 2070198. A replay of the call will be posted on its website here later this evening.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2019 and Quarterly Report filed on Form 10-Q for the period ended September 30, 2020. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on our website, www.jbhunt.com.

About J.B. Hunt

J.B. Hunt Transport Services, Inc., an S&P 500 company, provides innovative supply chain solutions for a variety of customers throughout North America. Utilizing an integrated, multimodal approach, the company applies technology driven methods to create the best solution for each customer, adding efficiency, flexibility, and value to their operations. J.B. Hunt services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, final mile, and more. J.B. Hunt Transport Services, Inc. stock trades on NASDAQ under the ticker symbol JBHT and is a component of the Dow Jones Transportation Average. J.B. Hunt Transport, Inc. is a wholly owned subsidiary of JBHT. For more information, visit www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended December 31
	2020		2019
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,551,777		$2,168,497
Fuel surcharge revenues	185,875		281,826
Total operating revenues	2,737,652	100.0%	2,450,323	100.0%

Operating expenses
Rents and purchased transportation	1,486,341	54.3%	1,246,130	50.9%
Salaries, wages and employee benefits	625,168	22.8%	561,507	22.9%
Depreciation and amortization	134,589	4.9%	128,418	5.2%
Fuel and fuel taxes	93,551	3.4%	118,269	4.8%
Operating supplies and expenses	83,515	3.1%	83,633	3.4%
General and administrative expenses, net of asset dispositions	48,431	1.8%	51,277	2.1%
Insurance and claims	35,809	1.3%	32,289	1.3%
Operating taxes and licenses	13,757	0.5%	14,345	0.6%
Communication and utilities	8,800	0.3%	9,381	0.4%
Total operating expenses	2,529,961	92.4%	2,245,249	91.6%
Operating income	207,691	7.6%	205,074	8.4%
Net interest expense	10,344	0.4%	12,776	0.6%
Earnings before income taxes	197,347	7.2%	192,298	7.8%
Income taxes	43,340	1.6%	47,622	1.9%
Net earnings	$154,007	5.6%	$144,676	5.9%
Average diluted shares outstanding	106,738		107,529
Diluted earnings per share	$1.44		$1.35

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Twelve Months Ended December 31
	2020		2019
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$8,879,653		$8,122,600
Fuel surcharge revenues	756,920		1,042,658
Total operating revenues	9,636,573	100.0%	9,165,258	100.0%

Operating expenses
Rents and purchased transportation	4,954,123	51.4%	4,528,812	49.4%
Salaries, wages and employee benefits	2,347,716	24.4%	2,167,851	23.7%
Depreciation and amortization	527,375	5.5%	499,145	5.4%
Fuel and fuel taxes	357,483	3.7%	463,195	5.1%
Operating supplies and expenses	334,350	3.5%	333,113	3.6%
General and administrative expenses, net of asset dispositions	180,083	1.8%	191,933	2.1%
Insurance and claims	134,482	1.4%	157,251	1.7%
Operating taxes and licenses	54,331	0.6%	55,336	0.6%
Communication and utilities	33,511	0.3%	34,797	0.4%
Total operating expenses	8,923,454	92.6%	8,431,433	92.0%
Operating income	713,119	7.4%	733,825	8.0%
Net interest expense	47,094	0.5%	52,930	0.6%
Earnings before income taxes	666,025	6.9%	680,895	7.4%
Income taxes	159,990	1.6%	164,575	1.8%
Net earnings	$506,035	5.3%	$516,320	5.6%
Average diluted shares outstanding	106,766		108,307
Diluted earnings per share	$4.74		$4.77

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended December 31
	2020		2019
		% Of		% Of
	Amount	Total	Amount	Total

Revenue
Intermodal	$1,249,065	46%	$1,267,142	52%
Dedicated	568,349	21%	552,712	22%
Integrated Capacity Solutions	587,277	21%	376,537	15%
Final Mile Services	213,161	8%	164,228	7%
Truck	140,384	5%	93,640	4%
Subtotal	2,758,236	101%	2,454,259	100%
Intersegment eliminations	(20,584)	(1%)	(3,936)	(0%)
Consolidated revenue	$2,737,652	100%	$2,450,323	100%

Operating income
Intermodal	$110,751	53%	$131,097	64%
Dedicated	77,564	37%	74,629	36%
Integrated Capacity Solutions	5,575	3%	(11,843)	(6%)
Final Mile Services	5,514	3%	4,936	3%
Truck	8,367	4%	6,321	3%
Other (1)	(80)	0%	(66)	0%
Operating income	$207,691	100%	$205,074	100%

	Twelve Months Ended December 31
	2020		2019
				% Of
	Amount	Total	Amount	Total

Revenue
Intermodal	$4,675,074	48%	$4,744,636	52%
Dedicated	2,196,200	23%	2,128,247	23%
Integrated Capacity Solutions	1,658,182	17%	1,348,336	15%
Final Mile Services	688,431	7%	566,564	6%
Truck	462,720	5%	389,301	4%
Subtotal	9,680,607	100%	9,177,084	100%
Intersegment eliminations	(44,034)	(0%)	(11,826)	(0%)
Consolidated revenue	$9,636,573	100%	$9,165,258	100%

Operating income
Intermodal	$428,403	60%	$447,479	61%
Dedicated	313,987	44%	277,376	38%
Integrated Capacity Solutions	(44,699)	(6%)	(11,088)	(2%)
Final Mile Services	(945)	(0%)	(8,797)	(1%)
Truck	16,574	2%	29,046	4%
Other (1)	(201)	(0%)	(191)	(0%)
Operating income	$713,119	100%	$733,825	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended December 31
	2020	2019

Intermodal

Loads	524,906	520,898
Average length of haul	1,711	1,707
Revenue per load	$2,380	$2,433
Average tractors during the period *	5,667	5,587
Tractors (end of period) *	5,663	5,559
Trailing equipment (end of period)	98,689	96,743
Average effective trailing equipment usage	97,267	92,571

Dedicated

Loads	949,757	874,892
Average length of haul	159	164
Revenue per truck per week**	$4,544	$4,481
Average trucks during the period***	9,833	9,721
Trucks (end of period) ***	9,911	9,779
Trailing equipment (end of period)	27,290	27,015

Integrated Capacity Solutions

Loads	369,188	328,060
Revenue per load	$1,591	$1,148
Gross profit margin	10.8%	10.6%
Employee count (end of period)	1,011	1,213
Approximate number of third-party carriers (end of period)	100,200	84,400
Marketplace for J.B. Hunt 360° revenue (millions)	$387.1	$225.5

Final Mile Services

Stops	1,849,215	1,299,691
Average trucks during the period***	1,537	1,298

Truck

Loads	107,253	86,891
Loaded miles (000)	45,423	34,388
Nonpaid empty mile percentage	18.4%	19.2%
Revenue per tractor per week**	$4,410	$4,017
Average tractors during the period *	1,772	1,875

Tractors (end of period)
Company-owned	798	845
Independent contractor	971	986
Total tractors	1,769	1,831

Trailers (end of period)	8,567	6,975

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Twelve Months Ended December 31
	2020	2019

Intermodal

Loads	2,019,391	1,979,169
Average length of haul	1,690	1,679
Revenue per load	$2,315	$2,397
Average tractors during the period *	5,530	5,635
Tractors (end of period) *	5,663	5,559
Trailing equipment (end of period)	98,689	96,743
Average effective trailing equipment usage	90,514	86,836

Dedicated

Loads	3,676,212	3,353,553
Average length of haul	160	168
Revenue per truck per week**	$4,373	$4,378
Average trucks during the period***	9,743	9,471
Trucks (end of period) ***	9,911	9,779
Trailing equipment (end of period)	27,290	27,015

Integrated Capacity Solutions

Loads	1,265,897	1,243,992
Revenue per load	$1,310	$1,084
Gross profit margin	9.9%	13.1%
Employee count (end of period)	1,011	1,213
Approximate number of third-party carriers (end of period)	100,200	84,400
Marketplace for J.B. Hunt 360° revenue (millions)	$1,142.2	$839.8

Final Mile Services

Stops	5,771,533	4,432,591
Average trucks during the period***	1,405	1,254

Truck

Loads	406,550	346,459
Loaded miles (000)	171,141	143,511
Nonpaid empty mile percentage	18.8%	18.9%
Revenue per tractor per week**	$3,978	$3,917
Average tractors during the period*	1,837	1,958

Tractors (end of period)
Company-owned	798	845
Independent contractor	971	986
Total tractors	1,769	1,831

Trailers (end of period)	8,567	6,975

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$313,302	$35,000
Accounts Receivable	1,124,403	1,011,829
Prepaid expenses and other	423,269	434,470
Total current assets	1,860,974	1,481,299
Property and equipment	5,908,710	5,640,806
Less accumulated depreciation	2,219,816	2,019,940
Net property and equipment	3,688,894	3,620,866
Other assets, net	397,337	368,689
	$5,947,205	$5,470,854

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$587,510	$602,601
Claims accruals	276,056	279,590
Accrued payroll	172,327	68,220
Other accrued expenses	90,294	85,355
Total current liabilities	1,126,187	1,035,766

Long-term debt	1,305,424	1,295,740
Other long-term liabilities	204,577	173,241
Deferred income taxes	710,879	699,078
Stockholders' equity	2,600,138	2,267,029
	$5,947,205	$5,470,854

Supplemental Data
(unaudited)

	December 31, 2020	December 31, 2019

Actual shares outstanding at end of period (000)	105,654	106,213

Book value per actual share outstanding at end of period	$24.61	$21.34

	Twelve Months Ended December 31
	2020	2019

Net cash provided by operating activities (000)	$1,122,859	$1,098,347

Net capital expenditures (000)	$600,769	$688,197